UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2008

NATIONAL PROPERTY INVESTORS 5

(Exact name of Registrant as specified in its charter)

California	0-11095	22-2385051
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2008, Apartment Investment and Management Company ("Aimco") announced the appointment of Paul Beldin as Senior Vice President and Chief Accounting Officer.  Mr. Beldin will also serve as chief accounting officer of the Partnership’s managing general partner (the “Managing General Partner”), an affiliate of Aimco. Mr. Beldin will join Aimco as senior vice president on May 19, 2008, and will report to Thomas M. Herzog, Executive Vice President and Chief Financial Officer.

Mr. Beldin, 34, is a certified public accountant. From October 2007 to March 2008, Mr. Beldin served as chief financial officer for a proposed private equity fund specializing in multifamily apartment properties. Prior to that, Mr. Beldin served as controller and then as chief financial officer of America First Apartment Investors, Inc., a publicly traded multifamily real estate investment trust, from May 2005 to September 2007 when the company was acquired by Sentinel Real Estate Corporation. Prior to joining America First Apartment Investors, Inc., Mr. Beldin was a senior manager at Deloitte and Touche LLP, where he was employed from August 1996 to May 2005, including two years as an audit manager in SEC services at Deloitte’s national office. None of the companies where Mr. Beldin has worked in the previous five years is a parent, subsidiary or other affiliate of the Partnership or its Managing General Partner.  Mr. Beldin has no family relationship with any director, executive officer, or any person nominated or chosen by the Partnership or its Managing General Partner to become a director or executive officer of the Partnership or its Managing General Partner.

Except for Mr. Beldin’s currently proposed employment arrangements with Aimco, since January 1, 2007, there have not been any transactions, nor are there any currently proposed transactions, to which the Partnership or its Managing General Partner or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Beldin had, or will have, a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Property Investors 5

By:

NPI Equity Investments, Inc.

Managing General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

Date:

May 7, 2008